ASSET PURCHASE AGREEMENT

         This AGREEMENT is made on the 11th day of August, 1995 by and among MEDIQ Imaging Services, Inc. and its wholly-owned subsidiaries American Cardiovascular Imaging Labs, Inc. and Southeastern Diagnostics, Inc., with offices located at One Mediq Plaza, Pennsauken, New Jersey 08110 (hereinafter referred to collectively as "Sellers") and NMC Diagnostics Services Inc., a Delaware corporation (hereinafter referred to as "Buyer").

                              W I T N E S S E T H:

         WHEREAS, Sellers own and operate a diagnostic testing business throughout the United States (the "Business"); and
         WHEREAS, Sellers desire to sell to Buyer and Buyer desires to purchase from Sellers certain assets of the Business.
         NOW, THEREFORE, the parties agree as follows:
I.       Terms of Purchase and Sale
          A. Subject to the terms and conditions hereinafter set forth, Sellers hereby agree to sell, convey, transfer and deliver to Buyer, and Buyer agrees to purchase and accept from Sellers, all of Sellers' right, title and interest in and to the following assets of the Business (the "Assets") to the extent such Assets do not constitute Excluded Assets (hereinafter defined):

                  1. all inventory, wherever located, used or held for sale in connection with the conduct of the Business, including, without limitation, supplies, raw materials, scrap, containers, packaging materials and spares;
                  2. all machinery, equipment, parts, tooling, motor vehicles, furniture, furnishings, fixtures, supplies, plant and office equipment and all other tangible personal property of the Business, wherever located;
                  3. all files and operating data and records primarily relating to the Business and the conduct of the Business, including, without limitation, all books, manuals, fixed assets records, documents, computer software, operating procedures, customer lists, sales records, credit information, correspondence, literature, sales and advertising materials, designs and drawings, models, patterns, slogans and books of account;
                  4. all customer and supplier lists primarily relating to, or otherwise material to the conduct of, the Business;
                  5. the leases for real property for space solely occupied by Sellers set forth on Exhibit
                           II.I (the "Leases");
                  6. leases, subleases and assignments (whether as lessee, sublessee, or assignee) of machinery, equipment and other personal property used primarily by the Business (the "Equipment Leases");
                  7. all of the Business' accounts and notes receivable reflected on the books of the Sellers on the Closing Date;
                  8. all of the Sellers' cash, cash in banks, cash equivalents, deposits, investments, securities, advance payments, prepaid items and expenses, deferred charges, rights of offset and credits and claims for refund;
                  9. all contracts and agreements of the Sellers relating to the operations of the Business (except as excluded herein); all purchase and sale orders (and orders evidenced solely by order acknowledgements), contracts and agreements of the Sellers relating to the purchase of products, materials or services used in connection with the conduct of the Business; all agreements of the Sellers with medical providers; the Leases; the Equipment Leases; and all other contracts and agreements entered into by Sellers in the conduct of the Business including, without limitation, all agreements set forth on Exhibit II.J, (except those contracts required to be included on Exhibit II.J, but which are not included if such contracts are not in compliance with laws in effect on the Closing
                           Date) (collectively, the

                           "Assigned Contracts");
                  10. all intellectual property which is or has been used to conduct the Business, including, without limitation, all patents, patent applications, copyrights and copyright applications; registered and unregistered trademarks and service marks, trademark and service mark registrations, trademark and service mark applications for registration; all patent, trademark, service mark, trade name and know-how rights granted to the Business under licensing or other agreements; and all know-how, proprietary information, production methods, trade and business secrets and computer software;
                  11. all rights, claims or causes of action against third parties primarily relating to the Assets, Business or operation of the Business;
                  12. all assignable third party warranties and guarantees with respect to any of the Assets; and
                  13. all franchises, approvals, permits, licenses, orders, registrations, certificates, variances, tax abatements and other similar permits or rights and all pending applications therefor related to the Business ("Permits"), other than Medicare provider numbers but including such provider numbers for South Carolina and Colorado.
         B.       Excluded Assets.  Notwithstanding anything contained in
                  Section I.A. hereof to the contrary, Sellers are not selling, assigning, transferring or conveying to Buyer any asset or item not described in Section I.A. Without limiting the foregoing, the following assets, rights and properties are excluded from the transactions contemplated in this Agreement (the "Excluded Assets"):
                  1. any equipment and other personal property, wherever located, owned by third parties who are not affiliated with Sellers, and any equipment and other personal property not presently used or being stored, prepared or repaired for use by Sellers primarily in the operation of the Business as it is currently being conducted.



                  2.       the name "MEDIQ" and any derivation thereof:
                  3. to the extent not reflected as assets on the Closing Balance Sheet, refunds for taxes paid and any claim that Sellers or any of their affiliates may have, have had or will have against a third party with respect to any events or acts occurring prior to the Closing;
                  4. to the extent not reflected on the Closing Balance Sheet, accounts receivable from Sellers' affiliates, Sellers' pension, profit-sharing or other funded employee benefit plan assets or liabilities;
                  5.       the capital stock of or owned or held by Sellers;
                  6. all corporate minute books and stock books and records of Sellers;
                  7. the assets, properties and rights not primarily used in the Business owned or held by any affiliate of any Seller (other than any other Seller);
                  8. Sellers' Medicare and Medicaid provider numbers other than the provider numbers for South Carolina and Colorado;
                  9. banking or financial institution accounts or any deposit or concentration accounts or safety deposit boxes (but not the cash or cash equivalents in such accounts or boxes);
                  10. all bonds and letters of credit including, but not limited to, those posted to support Sellers' and the Business' workers' compensation obligations and general liability and other insurance obligations, policies and premiums;
                  11. books and records that Sellers are required to retain pursuant to any statute, rule, regulation or ordinance; and
                  12. assets, properties and rights of any nature that are not reflected on the Closing Balance Sheet and either
                           (i) are used by Sellers or their affiliates
                           (including, without limitation, Mediq or any subsidiary or division thereof) in providing general corporate, insurance and administrative services to divisions, subsidiaries or operating units of Sellers or their affiliates as well as to the Business or (ii) used by Sellers or their affiliates (including, without limitation, Mediq or any subsidiary or division thereof) in any business or businesses other than the Business.
         C.       Obligations Under Assigned Contracts; Assumed Liabilities.
                  1. Subject to the terms and conditions of this Agreement, at the Closing, Sellers will assign and transfer to Buyer the Assigned Contracts, and Buyer will assume and in a timely fashion will pay, perform and/or discharge: (1) all of Sellers' obligations and liabilities under the Assigned Contracts (other than any such obligations and liabilities which were to be performed on or prior to the Closing Date ("Pre-Closing Performance") unless (x) if such Pre-Closing Performance involved the payment of money, such monetary obligation is reflected as a liability on the Closing Balance Sheet or (y) if such Pre-Closing Performance did not involve the payment of money, such obligation is of a nature arising in the ordinary course of the Business and does not constitute a violation of laws in effect on the Closing Date) and the assigned Permits in accordance with the respective terms thereof; (2) liabilities and expenses of the Sellers of a nature required to be set forth, and that are set forth on the Proposed Balance Sheet; (3) the Liens (as hereinafter defined); (4) the obligations and liabilities of the Business arising from events occurring after Closing;
                           (5) accounts payable and accrued expenses to the extent set forth on the Closing Balance Sheet (6) to the extent of any Unused Basket Amount (as hereinafter defined), any other liabilities of the Sellers; (7) taxes to be paid by Buyer pursuant to
                           Section I.D below and (8) the obligations and liabilities set forth on Exhibit I.C (collectively the liabilities and obligations described in clauses (1) through (8) are referred to as the "Assumed Liabilities"). Buyer assumes no other liabilities of the Sellers unless specifically assumed by Buyer in this Agreement. Without limiting the foregoing, Buyer is not assuming any tax liability accruing prior to the Effective Date, and is not assuming any litigation based solely on events occurring prior to the Effective Date, is not assuming any liability of any nature under any of Sellers' pension plans (other than the obligation, if any, to pay the amount of any payable or expense expressly accrued on the Closing Balance Sheet).
                  2. Except as herein provided, to the extent that any lease, contract, license, permit, agreement, sales or purchase order, commitment, property interest, qualification or other Asset described in Section I.A, and not otherwise excluded in Section I.B, to be sold, assigned or conveyed to Buyer, cannot be sold, assigned or conveyed, without the approval, consent or waiver ("Consent") of any third person (including any landlord or any government or governmental unit), or if such sale, assignment or conveyance or attempted sale, assignment or conveyance would constitute a breach thereof or a violation of any law, decree, order, regulation or other governmental edict, this Agreement shall not (unless and until such Consent is obtained) constitute or require a sale, assignment or conveyance thereof, or an attempted sale, assignment or conveyance thereof. Buyer and Seller shall each use good faith efforts, and shall cooperate with each other, to obtain all Consents necessary to sell, assign or convey the Assets to Buyer as soon as practicable at no cost or liability to Sellers. If any of the Consents have not been obtained by Buyer or Sellers as of the Closing,
                           (i) the Purchase Price set forth in Section I.E shall not be affected thereby and Buyer shall purchase all remaining Assets and (ii) the liabilities and obligations assumed by Buyer pursuant to Section I.C shall not be affected thereby and Buyer shall assume, pay, perform and discharge the Assumed Liabilities in respect of all Assigned Contracts and Permits as if all consents had been obtained and all Assigned Contracts and Permits were sold, assigned and conveyed to Buyer.
                  3. In order, however, to provide Buyer the full realization and value of every Assigned Contract on and after the Closing Date the Sellers shall, by themselves or by their agents, at the request and expense of Buyer, and in such manner as Buyer shall reasonably specify and as shall be permitted by law and shall not be in violation of the Assigned Contracts, take all such reasonable action (including without limitation the appointment of the Buyer as attorney-in-fact for the Sellers or, upon receipt of indemnity from Buyer reasonably satisfactory to the Sellers, the subcontracting with Buyer to effect a "pass-through" of the rights and obligations that will remain with the Seller that is a primary party to such Assigned Contract) and do or cause to be done all such things as shall be necessary or proper (i) to assure that the rights and obligations of Sellers under such Assigned Contracts shall be preserved for the benefit of Buyer and (ii) to facilitate receipt of the consideration to be received by the Sellers in and under any such Assigned Contract, which consideration the Sellers shall hold for the benefit of, and upon request of Buyer shall deliver to, Buyer to the extent herein provided
         D.       Payment of Taxes and Other Charges; Prorations.
                  1. At the Closing or thereafter at the request of Sellers, Buyer shall pay all real property transfer taxes, sales and use taxes, documentary stamp taxes, recording charges and other fees and taxes imposed by any governmental entity in connection with the transfer of the Assets (the "Transactional Taxes"). Buyer shall (a) pay the cost of obtaining title insurance, if any, including, without limitation, all premiums and title closing costs required to be paid in connection therewith, and (b) pay the cost of all real property surveys and investigation, if any, obtained by Buyer in connection with the transactions contemplated hereunder and any costs associated with obtaining landlord or other consents to the transaction contemplated hereby; however, Sellers will be responsible for their internal costs of obtaining such consents. Buyer shall prepare and file, and Sellers shall fully cooperate with Buyer with respect to such preparation and filing of, any returns and other filings relating to any such taxes, fees, charges or transfers, as may be required.
                  2. Any and all taxes (other than sales and use, excise, payroll, income, franchise, corporate or similar taxes, including any taxes payable to local franchise authorities, which are imposed or assessed against either party based upon or measured by revenues of such party), rents, utilities, payments and receipts, rentals, costs, charges, fees or expenses connected with or used in the operations of the Business, and any and all revenues in connection with the Assumed Contracts shall be prorated between the parties as of the close of business on the date immediately preceding the Effective Date and Sellers shall bear their proportion of the costs and shall be entitled to their proportion of the revenues through the date immediately preceding the Effective Date and Buyer shall bear its proportion of the costs and shall be entitled to its proportion of the revenues from the Effective Date. Taxes (other than sales and use, excise, payroll, income, franchise, corporate or similar taxes, including any taxes payable to local franchise authorities, which are imposed or assessed against either party based upon or measured by revenues of such party) shall be prorated on the basis of the taxable year of the authority levying such taxes as of the close of business on the date immediately preceding the Effective Date and all other amounts shall be prorated as of the close of business on the date immediately preceding the Effective Date based on a thirty (30) day month and a 360-day year. Each party agrees to promptly make payments to the other party in respect of amounts due and owing such other party for adjustments required by this Section as soon as such amounts are determined or determinable. Notwithstanding anything to the contrary herein, in no event shall Sellers have any liability to Buyer for prorations pursuant to this Section to the extent such prorations are reflected on the Closing Balance Sheet.
         E. The aggregate purchase price for the Assets and covenants not to compete hereunder (the "Purchase Price") shall be the sum of $19,400,000.00. The Purchase Price will be allocated as set forth in Exhibit I.E. The parties hereto agree to file all income, franchise and other tax returns in a manner consistent with such allocation. No party shall take any position with any taxing authority inconsistent with such allocation unless otherwise required by applicable law.
         F. No sooner than five business days nor later than one business day prior to the Closing Date, Sellers will provide to Buyer a proposed Closing Balance Sheet (as hereinafter defined), and a good faith estimate (the "Estimated Adjustment") of the "Purchase Price Adjustment" (as hereinafter defined) based on the Sellers' consolidated records at such date. Such proposed Closing Balance Sheet ("Proposed Balance Sheet") will be prepared by Sellers based upon Sellers' financial condition at May 31, 1995 updated to reflect an estimate of the results of operations for June 1995 (but without estimate of the results of operations for July 1995 even though such results will be reflected in the Closing Balance Sheet). The Proposed Balance Sheet and Estimated Adjustment are attached hereto as Exhibit I.F(1). The "Purchase Price Adjustment" shall be the amount by which the Adjusted Book Value of the Sellers differs from $5,812,000 (the "Beginning Balance") (e.g. if the Adjusted Book Value exceeds the Beginning Balance, the Purchase Price will be increased by the amount of the excess, or if the Adjusted Book Value is less than the Beginning Balance, the Purchase Price will be decreased by the amount of such difference). As used herein, the "Adjusted Book Value" of the Sellers shall mean the amount by which (a) the aggregate amount of the assets reflected on the Closing Balance Sheet exceeds (b) the aggregate amount of the liabilities reflected on the Closing Balance Sheet, exclusive of goodwill, Sellers' inter-company payables and receivables, federal and state taxes and deferred taxes, all as reflected on the Closing Balance Sheet. The parties agree that the reserve for uncollectible accounts receivable to be used on the Proposed Balance Sheet and Closing Balance Sheet shall be calculated as set forth on Exhibit I.F(2). In the event Buyer collects more than the amount reflected on the Closing Balance Sheet net of such reserve in respect of accounts receivable of the Sellers outstanding on the Closing Date, Buyer shall promptly from time to time remit such excess to Sellers and in any event within twenty (20) days of receipt by Buyer of any applicable payment.
         G. As soon as practicable, but in any event within 60 days following the Closing Date, Sellers shall prepare and deliver to Buyer (x) a consolidated balance sheet of the Sellers prepared as of a point in time immediately prior to the close of business on the Effective Date (the "Closing Balance Sheet") prepared in accordance with generally accepted accounting principles ("GAAP") and reflecting accounting principles consistent with those used in the preparation of the Proposed Balance Sheet and the consolidated balance sheet of Sellers attached hereto as
                  Exhibit I.G (all such principles not in accordance with GAAP are detailed in notes to Exhibit I.G) (the "Accounting Principles") and (y) a calculation of the proposed final Purchase Price Adjustment (the "Purchase Price Adjustment Calculation"). Buyer acknowledges that the Proposed Balance Sheet was prepared assuming Closing occurred on June 30, 1995 and that the Closing Balance Sheet will be prepared as aforesaid as of the close of business on the actual Effective Date and accordingly will reflect the results of operations and change in financial condition arising between such dates in addition to any other adjustments that would have otherwise been made in preparing the Closing Balance Sheet. If Sellers have not obtained reactivation of existing provider numbers for Florida or New Jersey before the delivery of the Closing Balance Sheet, the receivables with respect to those states which Sellers are unable to collect without such reactivated provider numbers will not be included on the Closing Balance Sheet; provided, however, that at such time as Sellers obtain such reactivated provider numbers, Buyer will collect those receivables pursuant to Section IV.K for Sellers' account and shall promptly pay any such amounts collected to Sellers. Buyer shall give Sellers such access to the employees and books and records of the Business as may be necessary to allow Sellers to prepare the Closing Balance Sheet and the Purchase Price Adjustment Calculation. The Closing Balance Sheet and the Purchase Price Adjustment Calculation (and the resulting Purchase Price Adjustment), when delivered to Buyer, shall be deemed conclusive and binding on the parties, unless Buyer notifies Sellers, within 30 days after receipt of the Closing Balance Sheet, of its disagreement therewith (which notice shall state with reasonable specificity the reasons for any disagreement and the amounts in dispute). If there is a disagreement regarding the Purchase Price Adjustment Calculation (and the resulting

                  Purchase Price Adjustment) and Closing Balance Sheet, and such disagreement cannot be resolved by the parties within 30 days following receipt by Buyer of the Closing Balance Sheet and the Purchase Price Adjustment Calculation, the dispute shall be submitted to a nationally recognized firm of independent auditors acceptable to both Buyer and Sellers, and the determination by such independent auditing firm shall be binding and conclusive upon the parties. Buyer and Sellers shall each pay one-half of the cost of the fees and expenses of such independent auditing firm. Delivery and acceptance of the Closing Balance Sheet will not diminish Buyer's rights under Article V of this Agreement; provided, however, that the amounts accrued for an item on the Closing Balance Sheet will be taken into account in assessing the amount of any damages to which Buyer may be entitled pursuant to Article V.
         H. To the extent the Purchase Price Adjustment as finally determined pursuant to subsection G exceeds the Estimated Adjustment by a positive amount, Buyer shall pay the difference to Sellers. To the extent the Purchase Price Adjustment is less than the Estimated Adjustment or exceeds the Estimated Adjustment by a negative amount, Sellers shall pay the difference to Buyer. Any amount due pursuant to this Section shall be paid by Buyer to Sellers or by Sellers to Buyer, as the case may be, within 10 days after any disputes have been resolved and the final determination of the Purchase Price Adjustment is made.
         I. On the Closing Date, Buyer shall pay to Sellers by wire transfer the Purchase Price adjusted by the amount calculated in Section I.F.

II.      Representations and Warranties of Sellers
         Sellers represent, warrant, and agree as follows:
         A. Sellers are corporations duly incorporated, validly existing and in good standing under the laws of their respective states of incorporation, have filed and paid all applicable annual reports and fees with the applicable Secretaries of State, and have the corporate power to own their respective properties and assets and carry on their respective business as is presently being conducted. Sellers have furnished to Buyer certified copies of Articles of Organization and By-Laws and a certificate of good standing certified by the applicable Secretary of State of their respective states of incorporation. These documents are contained in Exhibit II.A.
         B. Sellers are owned as shown on Exhibit II.B which exhibit sets forth the state of incorporation of each Seller.
         C. The execution and delivery of this Agreement do not, and the consummation of the purchase and sale will not, violate any provision of, or result in the acceleration of any obligation under any mortgage, lien, lease, agree- ment, instrument, order, license, arbitration award, judgment, or decree to which the Sellers are a party or by which each is bound (other than agreements, if any, wherein the consent of the other party thereto is required and the loan agreement with Congress Financial Corporation) in such a way as to have a material adverse effect on the Business taken as a whole (a "Material Adverse Effect").
         D. Except as set forth on Exhibit II.F, Sellers have, or will have prior to the Closing Date, all permits and licenses necessary for the operation of Business as conducted at Closing, including valid Medicare provider numbers, and to receive private, state and federal government payment for furnishing diagnostic testing and related products and services other than any permits or licenses the failure of which to have would not have a Material Adverse Effect. A listing of all such licenses and permits and current license numbers has been provided to Buyer.
         E. There are now no pending or to Sellers' knowledge, threatened claims, suits, actions, assessments, arbitration awards or proceedings at law or in equity or before any governmental instrumentality or other agency which, if adversely determined, would have a Material Adverse Effect to which Sellers are a party or which the Business is or may be subject except as described in Exhibit II.E attached hereto. No suits or actions by any referring physician of Sellers has been settled in the past year. Sellers are not in violation of or in default with respect to any judgment, order, award, writ, injunction or decree of any court, governmental department, commission, agency, instrumentality, arbitrator, administrative agency or governmental authority, where such violation or default, severally or in the aggregate, would have a Material Adverse Effect or will prevent the consummation of the transactions contemplated hereby.
         F. Except as disclosed on Exhibit II.F, to Sellers' knowledge, Sellers are not now nor have they ever been at any time during which a majority of their capital stock was owned directly or indirectly by Mediq Incorporated, a Delaware corporation ("Mediq"), investigated, charged or implicated in any violation of any state or federal statute or regulation involving fraudulent and abusive practices with respect to participation in state and/or federally sponsored reimbursement programs, including but not limited to fraudulent billing practices. The Business has properly billed all intermediaries and third party payors for all products supplied and services rendered by the Business and has maintained its records to reflect such billing practices except where any failure to do so would not have a Material Adverse Effect. No funds are now or will be withheld by any Medicare intermediary or other insurance carrier except those disclosed to Buyer on Exhibit II.F. All Medicare or third party overpayments have been properly reported and returned to the applicable party as required by law or contract except where any failure to do so would not have a Material Adverse Effect.
         G. The consolidated balance sheets of the Sellers as of January 31, 1995, and the related income statements for the period then ended, all attached hereto as Exhibit I.G, (the "Balance Sheet"), fairly present in all material respects the financial position of the Sellers as of January 31, 1995 in accordance with GAAP (except that Buyer acknowledges that such financial statements do not reflect any effect that may result from the matters described in Exhibits II.E, II.F, or II.K). Except as set forth on Exhibit II.K, since January 31, 1995, the Business has been operated in the normal course of business in all material respects.
         H. Sellers have good and marketable title to and own free and clear of any liens or encumbrances, except for Liens, all the Assets. As used herein, "Liens" shall mean (a) minor imperfections of title, none of which, individually or in the aggregate, materially detracts from the value of or impairs the use of the affected item, affects Buyer's ability to sell the item (other than liens resulting from liabilities reflected on the Proposed Balance Sheet) or impairs the operations of the Business, (b) liens for current taxes not yet due and payable, (c) encumbrances for debts which will be released on or before the Closing Date, and (d) as disclosed on Exhibit II.H. No other warranties, express or implied, are made by Sellers, and Buyer waives all such warranties, other than as set forth expressly in this Agreement, regarding the title, value, condition and use of the Assets, including, but not limited to, warranties, of habitability, merchantability or fitness for a particular purpose. Buyer hereby affirms that Sellers, their agents, employees and/or attorneys have not made nor has Buyer relied upon any representation, warranty or promise with respect to the Assets or any other subject matter of this Agreement except as expressly set forth in this Agreement. The Assets include all of the assets and interests in assets of Sellers and their affiliates that are used in the operation of the Business as presently conducted, other than the Excluded Assets.
         I. The Leases and the copies of leases annexed to Exhibit II.I are true and complete copies of all real and all material personal property leases of the

                  Sellers. No other warranties, express or implied, are made by Sellers, and Buyer waives all such warranties, other than as set forth expressly in this Agreement regarding the title, value, condition and use of the real properties together with the leasehold improvements, fixtures, and equipment therein which are the subject of such Leases, including, but not limited to, warranties of habitability, merchantability or fitness for a particular purpose. Buyer hereby affirms that Sellers, their agents, employees and/or attorneys have not made nor has Buyer relied upon any representation, warranty or promise with respect to such real property or any other subject matter of this Agreement except as expressly set forth in this Agreement. No party to any Lease has sent written notice to the other claiming that such party is in default thereunder, which default remains uncured. There has not occurred any event which would constitute a breach of or default in the performance of any material covenant, agreement or condition contained in any Lease by Sellers and, to the best of Sellers' knowledge, any other party thereto which would have a Material Adverse Effect. Sellers are not obligated to pay any leasing or brokerage commission relating to any Lease which has not been paid prior to the date hereof, and does not have any enforceable obligation to pay any leasing or brokerage commission upon the renewal or extension of any Lease. Except as expressly set forth in the Leases, none of the Leases imposes any restrictions that would materially interfere with the continued operation of the Business as currently conducted. No renewal option under any Lease has been exercised unless the renewal notice is attached as Exhibit II.I.
         J. The contracts listed on Exhibit II.J and the copies of such contracts annexed to Exhibit II.J are true and complete copies of all contracts of Sellers relating to the operations of the Business of (i) all employment agreements, consulting agreements in amounts with payments exceeding

                  $40,000.00 per year (unless with a referring physician, all of which are attached), joint venture, and agency agreements to which the Sellers are a party and which would continue to bind the Sellers one year beyond the date hereof; (ii) with principal suppliers of the Business with payments exceeding $40,000.00 per year, $200,000 over the term of the contract or for a term in excess of two years; (iii) bonus, incentive compensation, profit-sharing, deferred compensation and post-termination obligations and trust agreements of the Sellers in effect or under which any amounts which exceed $40,000.00 remain unpaid on the date hereof or are to become effective after the date hereof; (iv) any contract limiting the freedom of the Business to compete in any line of business or with any entity; and (v) all other contracts, the loss of which would have a Material Adverse Effect, not otherwise set forth in other Exhibits hereto. To the best of Sellers' knowledge, except as set forth in Exhibit II.K, there is no existing breach or default by any other party to any Contract, and to the best of Sellers' knowledge, except as set forth in
                  Exhibit II.K, no event has occurred which with the passage of time or giving of notice would constitute a breach or default by any party under an Assigned Contract, result in a loss of rights or result in the creation of any encumbrance under an Assigned Contract, except any of the foregoing which would not have a Material Adverse Effect.
         K.       Except as set forth on Exhibit II.K, since January 31, 1995:
                  1. There has been no material adverse change in the financial condition, results of operations, assets, liabilities, licenses, permits, material agreements, method of accounting or manner of conducting the Business taken as a whole other than, in each case, changes in the ordinary course of business and other than changes relating to the economy in general or industry conditions.
                  2. There has been no damage, destruction or other casualty loss materially and adversely affecting the business, properties, financial condition or results of operations of the Business taken as a whole except any such loss which is covered by insurance.
                  3.       There has been no increase in compensation payable or
                           to become payable by the Sellers to any of its
                           officers, employees or agents other than increases in the ordinary course of business.
                  4. The Sellers have not entered into any material contracts, agreements or licenses which would be required to be forth in Exhibit II.I or II.J other than those set forth in Exhibit II.I or II.J and previously delivered to Buyer.
                  5. The Sellers have not incurred any indebtedness for borrowed money or purchase money indebtedness other than in the ordinary course of business.
         L. There are no outstanding options or rights to purchase the stock of the Sellers that would affect this transaction.
         M. To Sellers' knowledge, as of January 31, 1995, all liabilities of Sellers required by GAAP to be set forth on a balance sheet that was prepared on and as of January 31, 1995, are reflected on the Balance Sheet (except that Buyer acknowledges that such Balance Sheet does not reflect any effect that may result from the matters described in Exhibits II.E, II.F, or II.K). Any and all attorneys' and accountants' fees and disbursements and other costs incurred on behalf of Sellers in connection with this Agreement and related agreements shall not become Assumed Liabilities.
         N. During each of the past ten calendar years, or such shorter period as such entity has been directly or indirectly majority owned by Mediq, the Sellers have been and presently are insured against the normal risks of their business on a claims-made basis, including, without limitation, professional liability, and general liability insurance in aggregate annual amounts of not less than $5,000,000.00, and with a deductible not exceeding $250,000.00. Sellers will, at Sellers' option, either maintain such claims-made coverage or purchase "tail" coverage affording professional liability and general liability insurance for a period of three years following the Effective Date. Certificates evidencing such policies that are currently in place (the "Insurance Policies") are attached as Exhibit II.N. All premiums due on the Insurance Policies or renewals thereof have been paid and to Sellers' knowledge, Sellers are not in default under any of the Insurance Policies. Sellers have not received any notice or other communication from any issuer of the Insurance Policies canceling or materially amending any of the Insurance Policies, materially increasing any deductibles or retained amounts thereunder, or materially increasing the annual or other premiums payable thereunder, and, to the best of Sellers' knowledge, no such cancellation, amendment or increase of deductibles, retainages or premiums is threatened.
         O. The present conduct of the Business by Sellers complies in all respects with the applicable provisions of federal, state, and local laws (including the Federal False Claims Act, the RICO Statute, 42 U.S.C. 1320a-7b, 42 U.S.C. 1395 nn, or any related state self-referral statutes) and all government licenses, permits, and other authorizations applicable thereto, except where failure to comply would not have a Material Adverse Effect.
         P. No work stoppages or other labor disputes involving the Business are pending or, to the best of Sellers' knowledge, threatened during the last 3 years. Sellers have no knowledge that any individual (other than Stephen Doppelt) having an annual salary in excess of $40,000.00 currently has an intention to terminate his/her employment except as set forth in Exhibit II.P. Sellers have no collective bargaining agreements currently in effect. Seller has no material arrearages in the payment of wages, taxes or worker's compensation assessments or penalties.

                  1.       Exhibit II.P contains a complete list of Sellers'
                           (i) current pension, profit sharing, stock bonus, deferred compensation, retirement or other "employee pension benefit plans," as that term is defined in
                           Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (the "Pension Plans"); (ii) current "employee welfare benefit plans" as that term is defined in Section 3(1) of ERISA, whether insured or otherwise (the "Welfare Benefit Plans"); and (iii) other material employee benefit plans, policies and practices including deferred compensation arrangements or other similar programs (the "Non-ERISA Plans"), maintained or contributed to with respect to any employee of the Business (all of such plans shall hereinafter be referred to collectively as "Employee Plans"). A copy of each Employee Plan has been furnished to Buyer. None of the Employee Plans are "voluntary employees' beneficiary associations" ("VEBAs") as described in
                           Section 501(c)(9) of the Internal Revenue Code of 1986, as amended (the "Code").
                  2. Sellers do not contribute, are not required to contribute, and have never been required to contribute to any multiemployer plan within the meaning of Section 3(37) of ERISA.
                  3. Except for medical insurance coverage required by law to be provided to former employees, no Employee Plan provides health or life insurance benefits for retirees.
                  4. No Employee Plan, any trust created thereunder, or, to the best of Sellers' knowledge, any trustee or fiduciary (as defined in Section 3(21) of ERISA) thereof, has engaged in a "prohibited transaction" as such term is defined in Section 4975 of the Code or
                           Section 406 of ERISA which would have a Material Adverse Effect.
                  5. Sellers have made all contributions, paid all premiums and satisfied all liabilities with respect to the Employee Plans which are payable as of the date hereof except any of the foregoing which would not have a Material Adverse Effect.
         Q. Sellers have filed all tax returns required to be filed by them commencing with the taxable period the Sellers were first majority-owned by Mediq through the fiscal year ended September 30, 1993, and has timely filed all extensions of time for the period ending September 30, 1994, and has paid, or has set up adequate reserves for or will have set up adequate reserves for the payment of all taxes (other than the Transactional Taxes) required to be paid in respect of the periods covered by such returns and extensions and, except as aforesaid, has set up adequate reserves for the payment of all income, franchise, property, sales, use, employment, Social Security, or other taxes anticipated to be payable in respect of the period subsequent to September 30, 1993 (including any federal, state or local income, sales or franchise tax or other taxes measured by income or profits arising out of, or attributable to, the transactions contemplated hereby) and, except as aforesaid, for the payment of all other taxes (including, without limitation, all employment taxes, sales or use taxes, or stamp taxes). Sellers are not delinquent in the payment of any tax, assessment or governmental charge nor, except as set forth on Exhibit II.Q, have the Sellers during the time directly or indirectly majority owned by Mediq requested any extensions of time within which to file any tax returns which have not since been filed other than the period ended September 30, 1994 except for those taxes whose nonpayment would not have a Material Adverse Effect. Except as set forth on Exhibit II.Q, no deficiencies for any tax, assessment or governmental charge have been proposed (tentatively or definitively), asserted or assessed against the Sellers during the time directly or indirectly majority-owned by Mediq, and no requests for waivers of the time to assess any such tax are pending.

                  Except as set forth on Exhibit II.Q, the federal, state, local or foreign income tax returns of the Sellers have never been audited by the Internal Revenue Service (or comparable state or foreign agency). Except as set forth on Exhibit II.Q, Sellers are not currently subject to any outstanding federal, state or local tax audit. For the purpose of this agreement, the term "tax" shall include all federal, state, local, and foreign taxes. Copies of all state and federal income tax returns of the Sellers for the preceding three years have been delivered to Buyer prior to Effective Date.
         R. Exhibit II.R hereto is a complete and accurate list as of the date hereof of the name, position and compensation of each current employee, including any individual on disability or leave of absence (whether paid or unpaid) of the Sellers. All individuals included on Exhibit II.R are herein referred to as the "Employees".
         S. The Sellers have no patents, trademarks, or applications for the same. To Sellers' knowledge, the Business is not infringing upon the valid patents, trademarks or copyrights of others.
         T. "Hazardous Substances" means (i) a pollutant or contaminant as defined in 42 U.S.C.ss.9601(33); (ii) any hazardous waste as defined in 40 C.F.R. Part 260 (iii) any "hazardous substance" as defined in 42 U.S.C.ss. 9601(14); (iv) any petroleum, crude oil, natural gas, synthetic gas, or fraction or compound thereof; (v) any radioactive substance; (vi) any radioactive material; or (vii) any other hazardous substance subject to any other law, regulation, or ordinance regulating or establishing standards of conduct concerning the protection of the environment each in effect as of the date hereof. "Environmental Law" means the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended; the Resource Conservation and Recovery Act; the Toxic Substances Control Act; statutes and regulations regulating radioactive material, and the state counterparts of these laws and any regulations promulgated pursuant to such laws each in effect as of the date hereof.
                  "Routine Business Activities" means the use of lubrication, cleaning, and other substances used in building maintenance; the use of office supplies in retail quantities; consumer products; the use of gardening supplies commonly used for normal landscaping and the use, handling, generation, transportation, treatment or disposal of Hazardous Substances in the ordinary course of the diagnostic testing business.
                  The operations of the Company and Subsidiaries are in compliance with the terms of all applicable Environmental Laws and with all permits or orders issued to the Sellers pursuant to any Environmental Law except for such non-compliance which would not reasonably be expected to have a Material Adverse Effect.
                  To the best of Sellers' knowledge, there has been no leak, spill, discharge or release in a reportable quantity of any Hazardous Substance which requires remediation at or from the real property owned or leased by Sellers while a direct or indirect majority-owned subsidiary of Mediq except as set forth on Exhibit II.T.
                  To the best of Sellers' knowledge (other than those used in Routine Business Activities), there are not Hazardous Substances located on or at any of Sellers' business locations in material violation by Sellers of any applicable Environmental Law, nor, to the best of Sellers' knowledge, have there been any underground storage tanks located at any of any such business locations, except as set forth in Exhibit II.T.
                  To the best of Sellers' knowledge, the Business' operating locations have not been used as a regulated hazardous waste site.
         U. The responses of Sellers contained in the correspondence from Sellers to Sellers' counsel attached hereto as Exhibit II.U are true in all material respects.

III.     Representation of Buyer
         Buyer represents and warrants as follows:
         A. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power to own the properties and assets to be conveyed herein to Buyer and carry on its business and the Business of Sellers as it is presently being conducted. Buyer has furnished to Sellers a copy of its Articles of Organization and a copy of a Certificate of Good Standing certified by the Secretary of State of Delaware.
                  These documents are contained in Exhibit III.A.
         B.       Buyer has the corporate power to enter into and to perform all of its obligations under this Agreement and all
                  appropriate corporate action has been taken by Buyer to approve the execution, delivery, and performance by Buyer of this Agreement. The execution, delivery, and performance by Buyer of this Agreement have been approved by the Board of Directors of Buyer's parent company. The execution and delivery of this Agreement do not, and the consummation of this purchase and sale will not, violate any provision or result in the acceleration of any obligation under any mortgage, lien, lease, agreement, instrument, order, license, arbitration award, judgment or decree to which Buyer is a party or by which it is bound (other than agreements, if any, wherein the consent of the other party thereto is required) in such a way as to materially affect the Buyer and will not violate and conflict with any other material restriction of any kind or character to which the Buyer is subject.
         C. Buyer has available to it sufficient resources to pay in full the Purchase Price. The Guaranty by National Medical Care, Inc. ("NMC") set forth on the signature page hereto has been duly executed by NMC and is a legal and valid binding obligation of NMC enforceable against NMC in accordance with its terms.

         D. There are no pending or to Buyer's knowledge threatened claims, suits, actions, assessments, arbitration awards or proceedings at law or in equity or before any governmental instrumentality or other agency to which Buyer is a party or to which it is subject which would reasonably be expected to restrain or prohibit the consummation of the transactions contemplated hereby.
         E. The balance sheet attached as Exhibit III.E fairly presents the financial condition of NMC. Buyer is an indirect wholly-owned subsidiary of NMC.
IV.      Covenants and Agreements of the Parties
         A. Sellers and Buyer represent and warrant that all negotiations relative to this Agreement have been carried out directly with each other, without the intervention of any person, other than each party's respective counsel, and other than KBL Healthcare, Inc. and Woodbury Associates, Inc. Sellers agree to indemnify and hold Buyer harmless against and in respect of any claim for brokerage or other commissions relative to this Agreement or to the purchase and sale contemplated hereby incurred by Sellers (including amounts owed to KBL Healthcare, Inc.) and also in respect of all expenses of any character incurred by the Sellers in connection with this Agreement or such purchase and sale other than any expenses accrued on the Closing Balance Sheet, to the extent accrued on the Closing Balance Sheet. Buyer agrees to indemnify and hold Sellers harmless against and in respect of any claim for brokerage or other commissions relative to this Agreement or to the purchase and sale contemplated hereby incurred by Buyer (including amounts owed to Woodbury Associates, Inc.) and also in respect of all expenses of any character incurred by the Buyer in connection with this Agreement or such purchase and sale.
         B. Sellers and Buyer shall cooperate to comply with any and all public health, health planning and licensure statutes and regulations and will, if required, notify the appropriate governmental agencies, either state or federal, of the transactions contemplated by this Agreement, to the extent so required, in order to preserve and/or transfer to Buyer the state and federal approvals and any other permits and licenses of the Business included in the Assets. Sellers shall not be required to pay any third-party expenses or incur any liability in connection with their undertaking under this Section. Buyer will reimburse Sellers for reasonable third-party out-of-pocket expenses.
         C.       Covenant Not to Disclose Trade Secrets
                  Sellers acknowledge that in the course of owning the Assets and operating the Business, Sellers have become privy to various trade secrets of the Business.
                  Sellers agree not to disclose to any person, firm or corporation any information known by Sellers to be trade secrets of the Business included in the Assets, including, but not limited to, information of the Business regarding: the identity and relationships of patients, employees, customers or vendors affiliated with the Business, compensation of employees or independent contractors, financial data, pricing information, regulatory approval and reimbursement strategies, marketing and sales programs, data, operations and clinical manuals and expansion of the Business' market, provided, however, Sellers shall not be prohibited from disclosing any such information to the extent Sellers are required to disclose such information by law, to the extent such information is publicly-known or becomes publicly-known through no unauthorized act or fault of Sellers or in connection with any lawsuit or other judicial or administrative proceeding.
                  Covenant Not to Solicit Employees
                  Sellers agree that the Business has invested substantial time and effort in assembling and training its present staff of personnel. In addition, as a result of employment by the Business such personnel have gained knowledge of the business affairs, marketing, patients and methods of operation of the Business. Accordingly, for a period of two years after the

                  Effective Date, Sellers will not directly or indirectly induce or solicit any of the Employees to leave their employment with the Buyer, provided, however, that Sellers may offer employment at any time to any of such Employees who approach any Seller seeking employment or who are no longer employed by Buyer at the time Sellers approach any such Employee. Nothing contained herein shall affect any right Buyer may have against any Employee pursuant to any agreement between Buyer and such Employee or otherwise.
                  Covenant Not to Compete
                  For a period of 7 years after the Effective Date, Sellers will not engage, directly or indirectly, through a parent, subsidiary or otherwise, either as principal, agent, proprietor, shareholder of more than 5% of the voting rights, owner or partner, or participate in the ownership, management, operation or control of any facility or business providing diagnostic testing of the types set forth on Exhibit IV.C within the United States. Notwithstanding anything to the contrary contained herein, the restrictions contained herein shall not restrict Sellers or any of their affiliates (including, without limitation, Mediq or any subsidiary or division thereof) from operating or owning any of their existing businesses or investments, provided that they do not expand into the foregoing prohibited activities. The restrictions contained in this paragraph shall not be binding upon any third party purchaser of any assets, stock, division or business unit of Mediq or any affiliate thereof or of Mediq; provided such purchaser is not more than 5% owned by Mediq.
                  Sellers acknowledge that the foregoing restrictions are necessary for the protection of the Buyer and that any breach thereof may cause the Buyer irreparable damage. The Buyer shall be entitled to the issuance by a court of competent jurisdiction of an injunction in favor of the Buyer enjoining the breach or threatened breach of said restrictions. The foregoing provision shall not constitute a waiver of any other remedies the Buyer may have in law or in equity.
                  In the event a court of competent jurisdiction determines that the foregoing restrictions are unreasonable, then the restrictions shall be reduced by the court to the extent necessary to be enforced by the court.
         D. Buyer and Sellers will cooperate in securing all consents, approvals, waivers or permits relating to the sale and transfer of the Assets from each person or governmental authority whose consent, approval, waiver or permit is necessary to or for the operation and conduct of the Business after the Effective Date at no cost or liability to Sellers, including approvals required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"). Sellers shall not be required to pay any third-party expenses or incur any liability in connection with their undertaking under this Section. Buyer will reimburse Sellers for reasonable third-party out-of-pocket expenses.
         E. Subject to the provisions of Sections I.F and IV.K, Sellers and Buyer will cooperate to ensure the orderly transition of collection responsibility to Buyer for any Accounts Receivable outstanding as of the Closing Date at no cost or liability to Sellers.
         F. For the period of 3 years after the date hereof, Sellers and Buyer agree to keep the terms of this Agreement confidential and will not disclose the terms to any third persons or entity except in connection with claims asserted under this Agreement, as required by law (including, without limitation, any filing with any governmental agency or instrumentality) or for the operation of the Business and except that Sellers or their affiliates may issue press releases regarding this Agreement and the transactions contemplated hereby with Buyer's consent, which consent shall not be unreasonably withheld.
         G. Buyer and Sellers shall each, from time to time after the date hereof, at the request of the other and without further consideration, execute and deliver such further instruments of assignment, transfer or assumption and take such further action as the other may reasonably request in order more effectively to transfer, reduce to possession and record title to any of the Assets or to implement the assumption of Assumed Liabilities. Any and all out-of-pocket expenses involved in compliance with this Section shall be promptly reimbursed by the requesting party to the other.
         H. After the Closing Date, Buyer will make available to Sellers and their affiliates, accountants, attorneys and representatives upon reasonable request during normal business hours reasonable access to all records, data and personnel of the Business necessary in connection with Sellers' conduct of litigation and tax matters or as otherwise reasonably requested by Sellers, at no cost to Buyer other than Buyer's internal costs (e.g., Sellers will reimburse Buyer for reasonable third-party out-of-pocket expenses). Sellers will make available to Buyer upon reasonable request during normal business hours reasonable access to all records and data relating to the Business not transferred to Buyer as reasonably necessary to continue operations of the Business at no cost to Sellers other than Sellers' internal costs (e.g., Buyer will reimburse Sellers for reasonable third-party out-of-pocket expenses).
         I. Buyer shall use commercially reasonable efforts, and shall cooperate with Sellers, to (1) cause Buyer to be substituted in all respects for Sellers or any of their affiliates, effective as of the Effective Date, in respect of all obligations of Sellers and any such affiliate under any contract or agreement included in the Assumed Liabilities and under each of the guaranties, letters of credit, bonds and letters of comfort obtained by Sellers or any of such affiliates relating to the Assets (collectively, the "Guaranties") listed on Exhibit IV.I and (2) cause Sellers and their affiliates to be released from all Assumed Liabilities under the contracts, agreements and Guaranties described in the preceding clause
                  (1).
         J. Effective as of the Closing Date, Sellers' employment of the Employees shall cease. Effective as of the Closing Date, Buyer shall offer "at-will" employment to all of the Employees except Stephen Doppelt who shall be offered a consulting arrangement on the terms and conditions set forth on Exhibit IV.J. All Employees who accept Buyer's offer of employment are herein referred to as the "Transferred Employees". Buyer's offer of employment to the Transferred Employees shall be at the substantially similar salary or wage level as applicable to such Transferred Employees immediately before the Closing and on terms and conditions that are substantially similar to those provided by Buyer to its current employees of like rank and job title.
                  Effective as of the Closing Date, Buyer shall designate a pre-existing group health insurance plan ("Buyer's Health Plan") that will provide coverage to all Transferred Employees and their dependents. Buyer's Health Plan shall not contain any exclusion or limitation with respect to any pre-existing condition of any Transferred Employees or their dependents.
                  If any Transferred Employee becomes covered by any employee benefit plan, program or policy of the Buyer, such Transferred Employee shall be given credit under such plan, program or policy for all service with Sellers prior to the Closing Date for all purposes; provided, however, that such service shall not be credited for purposes of benefit accruals under any defined benefit pension plan.
         K. Commencing one month after the Effective Date, Buyer shall provide reports, monthly for the first three months following Closing and quarterly thereafter, to Sellers regarding the amounts collected on the accounts receivable of the Business outstanding as of the Effective Date (the "Accounts Receivable") and Buyer's efforts to collect such accounts. Buyer shall, at Buyer's election, either (i) apply at least the same efforts in the collection of the Accounts Receivable as Buyer applies in the collection of its own accounts receivable or (ii) use the same personnel and procedures to collect the Accounts Receivable as were used by the Business immediately prior to the Effective Date, in the same positions, with the same responsibilities and at the same salaries and hours. The collection of all accounts receivable received from an account debtor of the Business as of the Effective Date shall be applied to the oldest outstanding invoice with such account debtor which is not then in dispute consistent with Buyer's general overpayment policies; provided, however, notwithstanding the foregoing, any payments made by an account debtor in respect of a designated account shall be applied to the account so designated. For purposes of the preceding sentence, a disputed invoice is an invoice that is the subject of a written dispute from the account debtor which is reasonably recognized by Buyer as disputed in accordance with its general policies; upon the resolution of any such dispute, such invoice shall no longer be considered disputed and collections from the account debtor shall be applied in accordance with the previous sentence as if such dispute had not arisen. Provided that Buyer has collected in respect of Accounts Receivable at least the amount set forth on the Closing Balance Sheet in respect of such Accounts Receivable net of the reserve calculated as herein set forth, promptly after the first anniversary of the Effective Date, Buyer shall transfer to Sellers, at no cost to Sellers, all Accounts Receivable that remain uncollected at such time. Following a transfer of any Accounts Receivable to Sellers, Buyer acknowledges that Sellers may collect such Accounts Receivable for Sellers' benefit in any manner Sellers deem appropriate, provided such efforts do not materially jeopardize Buyer's business relationship with the account debtor. Except as expressly provided in Section IV.K, Buyer makes no representation regarding its ability to collect the Accounts Receivable.

         L. Provided that the failure to pay does not cause Buyer to breach any Assigned Contract, Buyer shall not pay any amounts in respect of bonuses accrued on the Proposed Balance Sheet or Closing Balance Sheet to any Employees until the earlier of
                  (i) 90 days after Closing or (ii) such time as the parties have resolved the Closing Balance Sheet in accordance with
                  Section I.G and any adjustment to the Purchase Price has been paid.
         M. Buyer acknowledges and agrees that the name and service mark "MEDIQ" and all derivations thereof (the "Name") is owned by Sellers and that by the sale of the Assets, or otherwise, Sellers are not relinquishing any interest in or rights to the Name, nor permitting Buyer (after the Effective Date) to use, license or otherwise have any rights in or to the Name, except on such terms as are expressly set forth in this Section. Sellers will permit use of the name by Buyer for transition purposes during a period not to exceed eight months subsequent to the Effective Date (the "Transition Period"), on the following terms and conditions:
                  a. By the end of the Transition Period, Buyer shall have caused the removal of the Name from all of the Assets including any motor vehicles, stationery, business cards, and other documents. During the Transition Period Buyer shall not affix, or cause to be affixed, the Name to any of the Assets or its assets, vehicles, machinery or equipment.
                  b. Within a reasonable period of time after the Effective Date, Buyer and the Business shall notify its customers, suppliers and others with whom the Buyer and the Business does business of the Business' change of name.
                  c. Buyer may use the name solely in connection with the Business in accordance with this Section IV.M and shall have no right to license, assign or otherwise transfer any rights in or to the Name.
V.       Survival of Representations and Warranties; Indemnification

         A.       The representations and warranties made by any party hereto in this Agreement or in any Schedule, Exhibit, certificate or other document delivered by or on behalf of any party hereto pursuant to this Agreement shall be deemed to be continuing and shall survive the Effective Date, but shall expire on December 31, 1996, except matters with respect to Section II.Q (taxes) and Section II.P (employee benefits), which shall expire on the expiration of the applicable statute of limitations (the "Representation Expiration Date"), unless a specific claim in writing with respect to any such representation or warranty shall have been made, or any action at law or in equity shall have been commenced or filed in respect thereof, prior to such Representation Expiration Date. Nothing in this section shall terminate or affect the obligations and indemnities of the parties with respect to covenants and agreements contained or referenced in this Agreement that are to be performed by their specific terms, in whole or in part, after the Closing Date or the above-referenced Representation Expiration Date.
         B. Sellers shall indemnify, defend, save and hold harmless Buyer and its successors and assigns, and their employees, representatives, officers, directors and agents (collectively, the "Buyer Indemnified Parties") from and against any and all debts, losses, claims, damages, costs, demands, fines, judgments, penalties, obligations, payments and liabilities, including, without limitation, those arising out of any breach of warranty, representation or covenant, lawsuit, action or proceeding, together with any reasonable costs and expenses (including, without limitation, reasonable attorneys' fees and out-of-pocket expenses) incurred in connection with any of the foregoing whether by a third party or a party to this Agreement (collectively, "Claims") resulting from (a) any breach of or inaccuracy in any representation or warranty made by Sellers in this Agreement, (b) any breach of any covenant of Sellers contained in this Agreement, (c) any liability of the Business other than the Assumed Liabilities;
                  (d) any amounts Buyer reasonably determines it is required to pay pursuant only to the express terms of, and actually does pay to Employees pursuant only to the express terms of, the agreements set forth on Exhibit V.A ("Key Employee Agreements") solely as a result of Buyer's termination of the employment of such Employee within 60 days of the Effective Date, or (e) enforcing any rights to indemnification under this section. For indemnification purposes, in determining whether a breach of any warranty, representation, or covenant has occurred; any language referring to a Material Adverse Effect or any materiality limits will not be considered. Notwithstanding the foregoing, Sellers shall not be liable for any Claims pursuant to section V.A or V.B until the aggregate amount of such Claims exceeds the Basket Amount and then only to the extent of such excess. The "Basket Amount" shall mean $50,000 less any amounts actually paid by Buyer in respect of liabilities of Sellers pursuant to Section I.C(6) and "Unused Basket Amount" shall mean the positive difference (if any) between $50,000 and the amount of any Claims for which Buyer would be entitled to indemnification pursuant to section V.A or V.B but for the preceding sentence. The Sellers indemnity obligation in respect of Section V.B(d) shall only arise to the extent Buyer reasonably determines an obligation to pay exists and actually does pay under any Key Employee Agreement, there is no modification of the Key Employee Agreements by Buyer and shall exist only to the extent that amounts payable to an Employee covered thereby are in excess of amounts such Employee would be entitled to under Buyer's severance policies as applicable to such Employee in accordance with the terms of this Agreement (and then only for the amount of such excess). The Sellers shall be liable for all other Claims, and the aggregate liability of all Sellers hereunder with respect to any and all Claims shall be limited to the Purchase Price; provided, however, that Buyer's right to indemnification under clause (a) of this Section V.B shall expire on the Representation Expiration Date applicable to such claim unless Sellers shall have received written notice of a specific Claim prior to such expiration date, in which case such indemnification shall not expire with respect to such Claim until it is resolved.
         C. In addition to the indemnification set forth in Section V.B, Sellers shall indemnify, defend, save and hold harmless the Buyer Indemnified Parties from and against all Claims arising solely from or settlements of, and shall assume the defense and all expenses related thereto of the potential investigation and/or inquiry of the Department of Health and Human Services pending in the United States Attorney's Office in the Northern District of New Jersey. Buyer's right to indemnification under this Section V.C is conditioned upon Sellers' unconditional right, notwithstanding anything to the contrary contained in Section V.E, to assume the defense of the proceedings described in this Section V.C using counsel of Sellers' choice and to control the defense of and settlement of such proceedings without complying with the requirements set forth in Section V.E. unless Buyer becomes a party in the suit (in which case the provisions of Section V.E shall apply). Provided that such Employees are at the time employed by Buyer, Buyer will make available to Sellers such Employees and access to books and records as Sellers may reasonably request in connection with such proceedings, at no expense to Buyer.
         D. Buyer shall indemnify, defend, save and hold harmless Sellers and their successors and assigns, and their employees, representatives, officers, directors and agents (collectively the "Seller Indemnified Parties") from and against any and all Claims resulting from (a) any breach of or inaccuracy in any representation or warranty made by Buyer in this Agreement, or
                  (b) any breach of any covenant of Buyer contained in this Agreement, or (c) the Assumed Liabilities, or any liabilities or obligations of the Business accruing for acts or omissions taking place after the Effective Date, or (d) any guarantee or obligation to assure performance given or made by Sellers or any of their affiliates with respect to any obligation or liability of Sellers disclosed on Exhibit IV.I. Sellers' right to indemnification under clause (a) shall expire on the Representation Expiration Date unless Buyer shall have received written notice of a specific Claim prior to such expiration date, in which case such indemnification shall not expire with respect to such Claim.
         E.       1.       A party seeking indemnification pursuant to this
                           Article V (an "Indemnified Party") shall give prompt notice to the party from whom such indemnification is sought (the "Indemnifying Party") of the assertion of any matter reasonably anticipated to bring rise to a Claim by a third party or by the Indemnified Party in respect of which indemnity may be sought hereunder (a
                           "Third Party Claim") and shall give the Indemnifying
                           Party such information with respect thereto as the Indemnifying Party may reasonably request, but no failure to give such notice shall relieve the Indemnifying Party of any liability hereunder (except to the extent the Indemnifying Party has suffered actual prejudice thereby). If the Indemnifying Party establishes to the reasonable satisfaction of the Indemnified Party that the Indemnifying Party has
                           (and will continue to have) adequate financial resources to satisfy and discharge such Claim, the Indemnifying Party shall have the right, exercisable by written notice (the "Notice") to the Indemnified
                           Party (which notice shall state that the Indemnifying
                           Party expressly agrees that as between the Indemnifying Party and the Indemnified Party, the
                           Indemnifying Party shall be solely obligated to satisfy and discharge the Third Party Claim) within fourteen (14) days of receipt of notice from the Indemnified Party of the commencement of or assertion of any Third

                           Party Claim, to assume the defense of such Third Party Claim, using counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided that the Indemnifying Party shall not have the right but has the obligation, to the extent set forth herein, if requested by the Indemnified Party to assume the defense of a Third Party Claim (A) seeking an injunction, restraining order, declaratory relief or other non-monetary relief or (B) if the named parties to any such action (including any impleaded parties) includes both the Indemnified Party and the Indemnifying Party, and the Indemnified Party shall have been advised in writing by counsel that under applicable standards of professional conduct (assuming no waiver of conflict is given) the Indemnified Party and Indemnifying Party may not be represented by the same counsel, in which case such Indemnified Party shall have the right to assume control of the defense of a Third Party Claim of the type set forth in clause (A) above and to participate in the defense of a Third Party Claim of the type set forth in clause (B) above and all Claims in connection therewith shall be reimbursed by the Indemnifying Party. In addition, if the Indemnifying Party fails to give the Indemnified Party the Notice complying with the provisions stated above within the stated time period, the Indemnified Party shall have the right to assume control of the defense of the Third Party Claim and all Claims in connection therewith shall be reimbursed by the Indemnifying Party upon demand of the Indemnified Party.
                  2. If at any time after the Indemnified Party assumes the defense of a Third Party Claim pursuant to Section E.1, the conditions set forth in clauses E.1
                           (A) or (B) above no longer exist, the Indemnifying Party shall have the right to assume the defense as set forth above as if the Indemnified Party never assumed the defense of such

                           Claim.
                  3.       The Indemnifying Party or the Indemnified Party, as
                           the case may be, shall in any event have the right to
                           participate, at its own expense, in the defense of
                           any Third Party Claim which the other is defending.
                  4.       The Indemnifying Party, if it shall have assumed the
                           defense of any Third Party Claim in accordance with
                           the terms hereof, shall have the right, upon thirty
                           (30) days prior written notice to the Indemnified
                           Party, to consent to the entry of judgment with
                           respect to, or otherwise settle such Third Party
                           Claim unless (i) the Third Party Claim involves
                           equitable or other non-monetary damages or (ii) in
                           the reasonable judgment of the Indemnified Party such
                           settlement would have a Material Adverse Effect on
                           the Indemnified Party's business (including any
                           material impairment of its relationships with
                           customers and suppliers) in which case such
                           settlement only may be made with the written consent
                           of the Indemnified Party, which consent shall not be
                           unreasonably withheld. At the expense of the
                           Indemnifying Party, the Indemnified Party shall have
                           the sole and exclusive right to settle any Third
                           Party Claim, on such terms and conditions as it deems
                           reasonably appropriate, (x) if the Indemnifying Party
                           fails to assume the defense in accordance with the
                           terms hereof or (y) to the extent such Third Party
                           Claim involves only equitable or other non-monetary
                           relief or would have a Material Adverse Effect on the
                           Indemnified Party's business, with the consent of the
                           Indemnifying Party, which consent shall not be
                           unreasonably withheld.
                  5.       Whether or not the Indemnifying Party chooses to
                           defend or prosecute any Claim involving a third
                           party, all the parties hereto shall cooperate in the
                           defense or prosecution thereof and shall
                           furnish such records, information and testimony, and
                           attend such conferences, discovery proceedings,
                           hearings, trials and appeals as may be reasonably
                           requested in connection therewith.
         F.       1.       Buyer and Sellers acknowledge and agree that their
                           sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article V. In furtherance of the foregoing, Buyer and Sellers hereby waive, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action (including rights of contribution, if any) it may have against Sellers or any of Sellers' affiliates (in the case of Buyer), or Buyer or any of Buyer's affiliates (in the case of Sellers) arising under or based upon any federal, state or local statute, law, ordinance, rule, regulation or judicial decision (including, without limitation, any such relating to environmental matters or arising under or based upon any securities law, common law or otherwise); provided, however, that no party waives its rights to commence proceedings to enforce its rights under this Article in accordance with the provisions of Section VIII.F.
                  2.       The amount of any Claim for which indemnification is
                           provided under this Article V shall be net of (i) any amounts recovered (less costs of collecting) by the Indemnified Party pursuant to any indemnification by or indemnification agreement with any third party who was primarily liable for the Claim (a "Collateral
                           Source") and (ii) any benefit (including any tax benefit if and when realized) that accrues to Buyer or Sellers in respect of the matter for which a Claim is asserted. If the amount to be netted hereunder from any payment required in Section V.B, V.C or V.D is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to this Article V, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article V had such determination been made at the time of such payment. Indemnification under this Article V shall not be available to any Indemnified Party unless such Indemnified Party first seeks recovery from a Collateral Source for such Claim before making any claim for indemnification by the Indemnifying Party.
                           Provided an Indemnifying Party has satisfied all Indemnification obligations to the Indemnified Party, any Indemnifying Party may, in its sole discretion, require any Indemnified Party to grant an assignment of the right of such Indemnified Party to assert a Claim against any Collateral Source. In the event of such assignment, the Indemnifying Party shall pursue such Claim at its own expense.
         G. Notwithstanding anything to the contrary contained herein, no Buyer Indemnified Party shall be entitled to indemnification hereunder for any "Claim" that arises in connection with (1) any cost in respect of a compliance program except with respect to, and to the extent of, the costs of implementing a compliance program that Buyer is required to institute solely as a result of actions of Sellers occurring prior to Closing and not as a result of any event or occurrence taking place after Closing or (2) any loss of business or revenues resulting from a future change in business practice required to comply with law or resulting from the litigation, investigation or inquiry referred to in Section V.C, to the extent the basis and claims of such litigation, investigation or inquiry have been disclosed to Buyer prior to the date hereof, or Buyer is otherwise aware of such basis and claims prior to the date hereof, or (3) any loss of business or revenues resulting from an amendment to any agreement or change in manner of doing business entered into or effected (x) prior to the date hereof that has been disclosed to Buyer by or on behalf of Sellers (or Buyer is otherwise aware of prior to the date hereof) or (y) after the date hereof by Buyer. Nothing in this
                  Section V.G shall be taken to expand Sellers' indemnification obligations set forth in any other Section of this Agreement.
VI.      Conditions Precedent
         A. The obligation of Buyer to complete Closing under this Agreement is subject to the waiver by Buyer or the fulfillment prior to, or on the Closing Date of each of the following conditions:
                  1.       Sellers' representations and warranties contained in
                           this agreement shall be true in all material respects on the Closing Date as though such representations and warranties were made at such time except that any such representation and warranty made as of a specified date shall have been true in all material respects on and as of such date.
                  2.       The Sellers shall have performed and complied in all
                           material respects with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing
                           Date.
                  3.       Sellers shall have delivered to Buyer a certificate
                           of Sellers executed by the President or any Vice
                           President and the Chief Financial Officer, Treasurer or any Assistant Treasurer and dated as of the Closing Date certifying that the conditions specified in Sections VI.A.1 and VI.A.2 have been satisfied.
                  4.       Sellers shall have delivered to Buyer a favorable
                           opinion of the attorney for Sellers, dated as of the Closing Date and in the form attached as Exhibit
                           VI.A, to the effect that:
                           a.       Sellers are duly incorporated and validly
                                    existing under the laws of the state where incorporated and are in good standing in that state; that each of the Sellers has corporate power and authority to own all its property and assets;
                           b.       The execution and delivery of this Agreement
                                    and the consummation of the purchase and sale have been duly authorized by all necessary corporate action on the part of Sellers.
                  5.       Sellers shall have accrued all benefits arising prior
                           to Closing to employees of the Business up through the Effective Date.
                  6.       No claim, action, suit, investigation or other
                           proceeding shall be pending or threatened before any court or governmental agency which presents a substantial risk of the restraint or prohibition of the transactions contemplated by this Agreement.
                  7.       All governmental filings, approvals and consents
                           shall have been accomplished or obtained that are necessary in order that the transactions contemplated hereby may be accomplished in compliance with law and all waiting periods, including the waiting period under the HSR Act shall have expired without extensions or been earlier terminated, other than any such filings, approvals, consents or waiting periods as are not (in the aggregate) material.
         B. All obligations of Sellers to complete Closing under this Agreement are subject to the waiver by Sellers or the fulfillment prior to, or on, the Closing Date of each of the following conditions:
                  1.       Buyer's representations and warranties contained in
                           this Agreement shall be true in all material respects on the Closing Date as though such representations and warranties were made at such time except that any such representation and warranty made as of a specified date shall have been true in all material respects on and as of such date.
                  2.       Buyer shall have performed and complied in all
                           material respects
                           with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.
                  3.       Buyer shall have paid the Purchase Price as adjusted
                           pursuant to Section I.F to Sellers on the Closing
                           Date.
                  4.       Buyer shall have delivered to Sellers a favorable
                           opinion of the attorney for Buyer dated as of the Closing Date and in the same form attached hereto as
                           Exhibit VI.B.
                  5.       Buyer shall have delivered to Sellers a certificate
                           of Buyer executed by the President or any Vice
                           President and the Treasurer or Assistant Treasurer of Buyer and dated as of the Closing Date certifying that the conditions specified in Sections VI.B.1 and VI.B.2 have been satisfied.
                  6.       No claim, action, suit, investigation or other
                           proceeding shall be pending or threatened before any court or governmental agency which presents a substantial risk of the restraint or prohibition of the transactions contemplated by this Agreement.
                  7.       All governmental filings, approvals and consents
                           shall have been accomplished or obtained that are necessary in order that the transactions contemplated hereby may be accomplished in compliance with law and all waiting periods, including the waiting period under the HSR Act shall have expired without extension or been earlier terminated, other than any such filings, approvals, consents or waiting periods as are not (in the aggregate) material.
VII.     Right To Proceed; Closing
         A. The purchase and sale hereby contemplated shall be consummated and closed (the "Closing") at the offices of counsel to Sellers at 10:00 a.m. local time on Friday, August 11, 1995, or at such time and place as the parties shall agree (the "Closing Date") and is effective as of the close of business on July 31, 1995 (the "Effective Date").

         B. On the Effective Date, Sellers shall deliver to Buyer the following:
                  All documents necessary to transfer the Assets to Buyer, including all documents to be attached as Exhibits hereto.
                  1.       The certificate required by Section VI.A.3.
                  2.       The opinion of counsel required by section VI.A.4.
                  3. Access to all records, and other instruments and documents held by Sellers relating to the Business, or the properties or business of the Business.
                  4.       The Lease Assignments attached as Exhibit VII.B(4)
                           (a), for the sites attached as Exhibit VII.B(4)(b).
                  5.       The Assignment of Contracts attached as Exhibit VII.
                           B(5).
         C. On the Closing Date, Buyer shall deliver to Sellers the following:
                  1. The Purchase Price as adjusted pursuant to Section I.F by wire transfer of immediately available funds to an account designated by Seller.
                  2. The opinion of counsel and certificates referred to in Section VI.B.
                  3.       An Assumption Agreement in the form of Exhibit VII.C.
VIII. Miscellaneous
         A. Any notices or other circumstances required or permitted hereunder shall be sufficiently given if hand-delivered (by express delivery service or otherwise), sent by certified mail, express mail service or overnight delivery service, postage prepaid, addressed as follows:
                           To Buyer:

                           NMC Diagnostics Services, Inc.
                           c/o National Medical Care, Inc.
                           Reservoir Place
                           1601 Trapelo Road
                           Waltham, MA 02154
                           Attention:  DSD/Law Department

                           To Sellers:

                           MEDIQ, Inc.
                           One Mediq Plaza
                           Pennsauken, NJ  08110
                           Attn:    Michael Sandler
                                    and Alan S. Einhorn

                           With Copies To:

                           Dechert Price & Rhoads
                           4000 Bell Atlantic Tower
                           1717 Arch Street
                           Philadelphia, PA  19103
                           Attn:  Henry N. Nassau


                  or such other address as shall be furnished in writing by either party, and such notice or communication shall be deemed to have been given when delivered if delivered by hand (by express delivery or otherwise), or five days after the date of mailing if mailed prepaid and properly addressed.
         B. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs, and assigns, provided that this Agreement may not be assigned by either party without the consent of the other party. Any attempted assignment of this Agreement in violation of the provisions of this section is void.
         C. This Agreement may be amended with respect to any of the terms contained herein only by means of a writing signed by all the parties hereto.
         D. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.
         E. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts.
         F. In the event that any dispute or controversy arises between the parties out of or relating to this Agreement, a party shall notify the other party in writing of the existence of the dispute or controversy, and the parties shall meet and negotiate in good faith to attempt to resolve the matter. If such efforts do not resolve the dispute or controversy, each party shall appoint an arbitrator of choice from a list of arbitrators recognized by the American Arbitration Association. The appointed arbitrators will appoint a third arbitrator from the list to hear the parties and settle the dispute or controversy. The proceedings shall be governed by the Commercial Rules of the American Arbitration Association then in effect and shall be conducted in Philadelphia, Pennsylvania. The arbitrators shall have no power to award punitive or exemplary damages, to ignore or vary the terms of the Agreement, and shall be bound to apply controlling law. Arbitration shall be binding and the exclusive remedy for the settlement of the dispute or controversy. The party who prevails on entry of the award of judgment shall be entitled to its costs and expenses, including reasonable attorney's fees incurred in connection therewith.
         G. Whether the transactions contemplated by this Agreement are consummated or fail to be consummated for any reason whatsoever, each of the parties hereto shall pay its own expenses and the fees and expenses of its counsel and accountants and other experts, except as otherwise specifically provided herein.
         H. If any term, provision, covenant or restriction of this Agreement that is not material to the benefits to be received or obligations to be performed hereunder by either party hereto is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
         I. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and, except for the Confidentiality

                  Agreement, supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to such transactions.
         J. As used in this Agreement, all references to "Seller's knowledge" shall mean the actual knowledge of Stephen Doppelt, David Perocchi, Nancy Pacious, Daniel Burneika, Mark Foley, Michael Sandler, John Mitchell, Daniel Nye, Susan Van Houten and Edward Crouch. All representations and warranties in this Agreement regarding or made by any Seller are made only with respect to time periods during which such Seller was directly or indirectly majority owned by Mediq.
         K. Any information disclosed in any Exhibit will be considered as disclosed in each of the Exhibits. The disclosure of any matter in the Exhibits should not be construed as indicating that such matter is required to be disclosed in order for any representation or warranty in this Agreement to be true and correct.
         L. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained herein mean Sections or Articles of this Agreement unless otherwise stated. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.
         M. It is understood and agreed that neither the specification of any dollar amount in the representations and warranties contained in this Agreement nor the inclusion of any specific item in the Schedules or Exhibits is intended to imply that such amounts or any higher or lower amount, or the items so included or other items, are or are not material, or are required to be included in the Exhibits, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter is or is not material or are required to be included in the Exhibits, for purposes of this Agreement.
         N. Except as expressly contemplated herein, nothing in this Agreement is intended (i) to confer any right or benefit on any person other than the parties to this Agreement and their respective successors and permitted assigns; or (ii) to modify or discharge the obligation or liability of any third person to any party to this Agreement, and no provision hereof shall give any third person any right of subrogation or action against any party to this Agreement. In no event shall Sellers be liable to third parties other than Buyer's successor, if any, in connection with any aspect of the transactions contemplated by this Agreement, nor shall any third party be or become a beneficiary of such rights, nor shall Buyer act or hold itself out as Sellers' agent in any activity including, but not limited to, dealings with any such third party.

         IN WITNESS WHEREOF, this Agreement has been signed by the parties and each of the corporate parties has caused this Agreement to be executed by a duly authorized person, all as of the day first above written.

                                           MEDIQ IMAGING SERVICES, INC.,

                                           AMERICAN CARDIOVASCULAR
                                           IMAGING LABS, INC., and
                                           SOUTHEASTERN DIAGNOSTICS, INC.


                                            By:/s/ Stephen Doppelt
                                               -----------------------------
                                               Stephen Doppelt
                                               President



                                             NMC DIAGNOSTICS SERVICES, INC.


                                              By:/s/ Leon Maraist
                                                 ----------------------------
                                                 Leon Maraist
                                                 Vice President

GUARANTEE:

         The performance of all of the covenants, liabilities and obligations of NMC Diagnostics Services, Inc. hereunder are unconditionally and irrevocably guaranteed as surety by National Medical Care, Inc., its parent.


By:/s/ Ernestine M. Lowrie
   ----------------------------------
    Ernestine M. Lowrie
    Senior Vice President

GUARANTEE:

         The performance of all of the covenants, liabilities and obligations of Mediq Imaging Services, Inc., American Cardiovascular Imaging Labs, Inc. and Southeastern Diagnostics, Inc. hereunder are unconditionally and irrevocably guaranteed as surety by Mediq Incorporated, its parent and Mediq Incorporated agrees to be bound by the provisions of Section IV.C hereof.


By:/s/ Michael F. Sandler
   ----------------------------------
     Michael F. Sandler
     Senior Vice President of Finance

                                    EXHIBITS
                                    --------

EXHIBIT I.C                Assumed Liabilities
EXHIBIT I.E                Purchase Price Allocation
EXHIBIT I.F(1)             Proposed Closing Balance Sheet and Estimated Adjustment
EXHIBIT I.F(2)             Receivables Reserve
EXHIBIT I.G                Balance Sheet
EXHIBIT II.A                       Articles of Incorporation, By-Laws, Certificate of Good
                                   Standing of Sellers
EXHIBIT II.B                       Ownership
EXHIBIT II.E                       Claims
EXHIBIT II.F                       Medicare and Third Party Investigations/Funds Withheld
EXHIBIT II.H                       Liens
EXHIBIT II.I              Leases
EXHIBIT II.J              Contracts
EXHIBIT II.K                       Financial or Business Changes
EXHIBIT II.N                       Insurance
EXHIBIT II.P                       Employee Benefit Plans
EXHIBIT II.Q                       Taxes
EXHIBIT II.R                       List of Employees
EXHIBIT II.T                       Hazardous Material Disclosure
EXHIBIT III.A                      Corporate Documents of the Buyer
EXHIBIT III.E                      Balance Sheet of National Medical Care, Inc.
EXHIBIT IV.C              Sellers' PRNs
EXHIBIT IV.I                       Guaranties
EXHIBIT IV.J                       Doppelt Consulting Agreement
EXHIBIT V.A                        Key Employee Agreement
EXHIBIT VI.A              Legal Opinion Letter of Sellers
EXHIBIT VI.B              Legal Opinion Letter of Buyer
EXHIBIT VII.B(4)(a)                Lease Assignments
EXHIBIT VII.B(4)(b)                List of Business Locations
EXHIBIT VII.B(5)          Assignment of Contracts
EXHIBIT VII.C             Assumption Agreement
